EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of July 31, 2020, is made by and between **MEDTAINER, INC.,** a Florida corporation (the "**Company**"), and **DOUGLAS P. HELDOORN** (the "**Executive**")(each of the Executive and the Company being a "**Party,**" and together, being the "**Parties**"), and is referred to as the "**Employment Agreement.**"

WHEREAS, the Executive is employed by the Company as an employee at will and desires to be employed by the Company, and the Company desires to employ the Executive, in each case in accordance with the terms and conditions set forth in this Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Employment Agreement and other good and valid consideration, the sufficiency of which is acknowledged, the Parties agree as follows:

1. **Employment.**

(a) **Term.** Subject to Section 3 hereof, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on August 1, 2020 (the "**Effective Date**"), and ending on the fifth anniversary of the Effective Date. "**Employment Period**" means the Executive's period of employment pursuant to this Employment Agreement.

(b) **Duties.** During the Employment Period, the Executive shall serve as the chief executive officer of the Company and the most senior officer of the Company; *provided that,* in the event of a change in control, Board of Directors of the Company (the "**Board**") may change his duties and title such that he shall be the second most senior officer of the Company and shall have significant responsibility for the management of the Company; *and provided further that* none of his rights or the obligations of the Company under this Employment Agreement, including the rights and obligations set forth in Sections 2 and 3, shall be affected by such change. The Executive shall always report directly to the Board. He shall perform such duties, functions and responsibilities during the Employment Period, commensurate with his position, as reasonably and lawfully directed by the Board. "Change in control" means the acquisition of more than 50% of the voting power of the common stock of the Company by another entity or group by means of any transaction or series of related transactions (for which purpose, Persons who acquire such voting power pursuant to a single agreement shall be deemed to be a group) or any reorganization, merger or consolidation in which the Company is not the surviving entity, excluding any merger effected exclusively for the purpose of changing the corporate domicile of the Company.

(c) **Exclusivity.** During the Employment Period, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to him by the Board, consistent with Section 1(b). During the Employment Period, the Executive shall use his best efforts to promote and serve the interests of the Company and its subsidiaries and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; *provided, that* nothing in this Employment Agreement contained shall preclude service by the Executive on the boards of directors or trustees of other entities not engaged in any business competitive with the business of the Company or of

any of its Affiliates, *provided that* the Executive shall have received approval for any such service in advance from the Board.

2. **Compensation.**

(a) **Salary.** As compensation for the performance of the Executive's services during the Employment Period, the Company shall pay to the Executive a salary at an annual rate of $195,000 (the "**Base Salary**") payable in accordance with the Company's standard payroll policies. The Base Salary will be reviewed annually and may be adjusted upward (but not downward) by the Board or, if the Company has a Compensation Committee (the "**Committee**"), the Committee, in its discretion.

(b) **Annual Incentive.** For each calendar year, including the year ending December 31, 2020, ending during the Employment Period, the Executive shall be eligible to receive an annual cash incentive payment (the "**Annual Incentive**") to be based upon the Company's performance and other criteria for each such calendar year, as determined by the Board or the Committee and generally applicable to the Company's other senior executives. The maximum Annual Incentive which the Executive may receive shall in any fiscal year may not be more than twenty percent (20%) of the sum of (i) the Company's net income, as shown in its operating statement for the immediately prior fiscal year, and (ii) the sum of the amounts shown in the Company's statement of cash flows for the immediately prior fiscal year under the caption "Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities" (or a caption of similar import). The actual Annual Incentive paid in respect of any calendar year shall depend on the extent to which performance goals set by the Board or the Committee for that calendar year are achieved, and shall be payable in cash within five (5) business days after the Company's financial statements for the prior fiscal year are filed with the United States Securities and Exchange Commission, or, if earlier, when they are made public, *provided that* such payment shall not be made later than 120 days after the end of such prior fiscal year.

(c) **Long-Term Compensation.** The Executive shall be eligible to participate in all of the Company's plans under which awards of restricted or unrestricted shares of the Company's equity securities, awards of options to purchase the Company's equity securities, awards of restricted stock units or awards based upon or payable in the Company's equity securities may be granted in amounts and on terms and conditions comparable to the Company's other senior executives, as determined by the Board or the Committee. Such plans are referred to in this Employment Agreement as "**Long-Term Plans.**"

(d) **Other Compensation and Employee Benefits.** The Executive shall be eligible to participate in such other compensation, employee benefit and executive perquisite plans, programs, policies and arrangements of the Company, as in effect from time to time on the same basis as other senior executives of the Company.

(e) **Paid Time Off.** During each calendar year of the Employment Period, the Executive shall be entitled to twenty-eight (28) days of paid time off, which may be taken or carried over to subsequent years. For the current calendar year, the Executive shall be entitled to twelve (12) days of paid time off.

(f) **Business Expenses.** The Company shall pay or reimburse the Executive, upon presentation of proper documentation, for all reasonable expenses that he incurs during the Employment Period in performing his duties under this Employment Agreement.

(g) **Covenants Relating to Series A Preferred Stock.** The Company has caused articles of amendment to its articles of incorporation designating 1,000,000 shares of its authorized preferred stock as Series A Convertible Preferred Stock ("**Series A Preferred Stock**") to be delivered to the Secretary of State of the State of Florida for filing. Upon the occurrence of such filing, the Company will issue said 1,000,000 shares to the Executive upon surrender of and in exchange for 18,000,000 of the shares of the common stock of the Company held by him. The Executive shall not sell, assign, transfer, pledge or otherwise dispose of said shares without the prior written consent of the Company. The Executive acknowledges that such shares are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933. Accordingly, any certificate representing said shares shall bear the following legends:

> **THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.**
>
> **THE SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THE SECURITIES IS SUBJECT TO AND LIMITED BY THE PROVISIONS OF AN EMPLOYMENT AGREEMENT, DATED JULY 31, 2020, BY AND BETWEEN THE ISSUER AND DOUGLAS P. HELDOORN. INTERESTED PERSONS MAY REVIEW SAID AGREEMENT AT THE OFFICES OF THE ISSUER.**

3. **Termination.**

(a) **Termination of Employment.**

(i) **By the Company.** The Company may terminate the Executive's employment at any time for any reason.

(ii) **By the Executive.** The Executive may terminate his employment (i) at any time after July 31, 2021, for any reason, and (ii) at all times, for Good Reason.

(iii) **Notice.** In the event that the Executive's employment is terminated (whether by the Company or by him), not less than thirty (30) days' written notice shall be given, *provided that* no notice shall be required in the case of termination by the Company for Cause or by the Executive for Good Reason. The date on which the Executive's employment terminates for any reason is referred to in this Employment Agreement as the "**Termination Date.**"

(iv) **Payments upon Termination of Employment.** Upon the termination of the Executive's employment for any reason, the Executive shall be entitled to payment of (a) his Base Salary earned but unpaid through the Termination Date, (b) Annual Incentive to which the

Executive is entitled to receive pursuant to the terms of the Incentive Plan for any fiscal year completed prior to the Termination Date, (c) his accrued and unused paid time off (consistent with Section 2(e) hereof) at his per-business-day Base Salary (at the rate in effect immediately prior to the Termination Date), (d) unreimbursed expenses in accordance with Section 2(f) hereof and (e) all indebtedness of the Company to him, whether or not then due or matured (collectively, the "**Accrued Amounts**").

(b) **Certain Terminations.**

(i) **Termination by the Company Other than for Cause or Disability; Termination by the Executive for Good Reason.** If, during the Employment Period, the Executive's employment is terminated (i) by the Company other than for Cause or Disability or (ii) by the Executive for Good Reason, in addition to the Accrued Amounts, the Company shall pay and provide the following amounts and benefits:

(A) A severance payment equal to 2.99 times the Executive's Base Salary (at the rate in effect immediately prior to the Termination Date), payable to the Executive in a lump sum, plus the maximum Annual Incentive that he could have earned, calculated as if all relevant goals applicable to such Annual Incentive had been met during the fiscal year of the Company, in which his employment was terminated, payable to him in a lump sum (such lump sums being the "**Severance**");

(B) (1)if the Company has a Company-sponsored health and/or dental plan on the Termination Date (a "**Group Health Plan**"), the Executive and his qualifying spouse (the "**Executive's Spouse**") and other qualifying dependents shall be eligible for continuation of health and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("**COBRA**") and the terms of the Group Health Plan and shall be eligible for continued coverage under all life insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which the Executive, the Executive's Spouse and/or his dependents and beneficiaries participated immediately prior to the Termination Date, and the Company will reimburse the Executive or the Executive's Spouse, if the Executive dies, for the amount of the premiums for COBRA that the Executive or the Executive's Spouse, if the Executive dies, shall pay in excess of the normal employee contribution for comparable Group Health Plan coverage provided by the Company. Any reimbursement by the Company to the Executive or the Executive's Spouse required under this Section 3(b)(i)(B)(1) shall be made on the last day of the month in which the Executive or the Executive's Spouse shall pay the amount required for such COBRA, *provided that* continued participation is permitted under the general terms and provisions of such plans and programs, until, with respect to any plan or program including COBRA continuation coverage, the earlier of (i) the expiration of twenty-four (24) months following the Termination Date or (ii) the effective date of the Executive's coverage under equivalent benefits from a new employer, *provided that* no such equivalent benefits shall be considered effective unless and until all pre-existing condition limitations and waiting period restrictions have been waived or have otherwise lapsed, and the Company will reimburse the Executive or the Executive's Spouse, if the Executive dies, for the amount of all the premiums and payments the Executive or the Executive's Spouse, if the Executive dies, shall pay for such continued coverage. Any reimbursement by the Company to the Executive or the Executive's Spouse required under this Section 3(b)(i)(B)(1) shall be made on the last day of the month in

which the Executive or the Executive's Spouse pays the amount required for such continued coverage (the "**Benefit Continuation**").

(2) If the Company has a Group Health Plan on the Termination Date and the Company cannot for any reason provide the Benefit Continuation, the Company shall, at the option of the Executive, for twenty-four (24) months, commencing on the first day of the first calendar month following the Termination Date, either (i) arrange at its own expense to provide the Executive with benefits substantially similar to those which he, the Executive's Spouse and his dependents would have been entitled to receive under the Benefit Continuation or (b) pay to the Executive, an amount which, after all amounts that the Company is obligated to withhold in respect of taxes, is equal to the premiums that he incurs in obtaining coverage substantially the same as those that he would have received if the Company were able to provide the Benefit Continuation (the "**Alternate Benefit Continuation**").

(C) a pro-rata incentive for the year in which the Termination Date occurs, equal to the Annual Incentive the Executive would have been entitled to receive had his employment not been terminated, based on the actual performance of the Company for the full year, multiplied by a fraction, the numerator of which is the number of days that the Executive was employed by the Company during the applicable year prior to and including the Termination Date and the denominator of which is 365 (the "**Pro-Rata Incentive**").

(D) Any awards by the Company to the Executive under Long-Term Plans shall be fully vested and/or and exercisable and restrictions on any such awards shall lapse and such shares shall be fully vested; *provided that,* at the option of the Executive, incentive stock options shall remain effective in accordance with their provisions (the "**Vesting Benefit**").

(E) (1) If the Company has a disability insurance plan on the Termination Date, the Company shall provide him with coverage thereunder, the earlier of (i) the expiration of twenty-four (24) months following the Termination Date or (ii) the effective date of the Executive's coverage under equivalent benefits from a new employer, *provided that* no such equivalent benefits shall be considered effective unless and until all pre-existing condition limitations and waiting period restrictions have been waived or have otherwise lapsed (the "**Disability Continuation**").

(2) If the Company has a disability insurance plan on the Termination Date and the Company cannot for any reason provide the Disability Continuation, the Company shall, at the option of the Executive, for twenty-four (24) months, commencing on the first day of the first calendar month following the Termination Date, either (i) arrange at its own expense to provide the Executive with benefits substantially similar to those which he, the Executive's Spouse and his dependents would have been entitled to receive under the Benefit Continuation or (b) pay to the Executive, an amount which, after all amounts that the Company is obligated to withhold in respect of taxes, is equal to the premiums that he incurs in obtaining coverage substantially the same as those that he would have received if the Company were able to provide the Benefit Continuation (the "**Alternate Disability Continuation**").

(ii) The Company's obligation to pay the Severance and Pro-Rata Incentive and to provide the Benefit Continuation or the Alternate Benefit Continuation and the Vesting Benefit under Section 3(b)(i) shall be conditioned upon (i) the Executive's continued compliance with his obligations under Section 4 of this Employment Agreement and (ii) his execution, delivery and non-revocation of a release substantially in the form attached hereto as Exhibit A within thirty

(30) days after the Termination Date (the "**Release**"). Subject to the previous sentence and to Section 7(c), (i) the Pro-Rata Incentive shall be paid in cash within five (5) business days after the Company's financial statements for the year in which the Termination Date occurs are filed with the United States Securities and Exchange Commission, or, if earlier, when they are made public (*provided, that,* such payment shall not be made later than 120 days after the end of such year); and (ii) the Severance will be paid to the Executive as quickly as practicable but not later than the date that that is sixty (60) days following the date of the Executive's Separation From Service. For purposes of this Employment Agreement, "**Separation From Service**" means a "separation from service" within the meaning of the default rules under section 409A of the Internal Revenue Code of 1986, as amended (the "**Code**"), and all regulations, guidance, and other interpretative authority issued thereunder (collectively, "**Section 409A**"). In the event that the Executive is a "specified employee" within the meaning of Section 409A, the Company shall pay the Severance to the Executive as provided in Section 7(c)(iv).

(c) **Termination by Reason of Death or Disability.** If the Executive's employment is terminated by reason of the Executive's death or Disability,

(i) the Company shall pay to the Executive (or his heirs upon a termination by death) the Accrued Amounts and the Pro-Rata Incentive, payable at the time when the Annual Incentive is paid to senior executives of the Company in respect of the year in which the Termination Date occurs.

(ii) the Company shall provide the Benefit Continuation or the Alternate Benefit Continuation and the Vesting Benefit, and, if this Employment Agreement was not terminated by reason of the Executive's death, the Disability Continuation or the Alternate Disability Continuation.

(d) **Exclusive Remedy.** The foregoing payments upon termination of the Executive's employment shall constitute the exclusive severance payments and benefits due the Executive upon a termination of his employment.

(e) **Resignation from All Positions.** Upon the termination of the Executive's employment with the Company for any reason, unless otherwise requested by the Company, the Executive shall resign, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the Board and any committee thereof of the Company and its Affiliates, unless there is then in effect an agreement to which he is a party or of which he is the beneficiary requiring that he shall be entitled to remain in such position or positions or, in the case of membership on the Board, unless he is a member thereof by virtue of the vote of any class or series of the Company's capital stock, other than its common stock, that has the right to elect one or more such members. The Executive shall execute such writings as are required to effectuate the foregoing.

(f) **Cooperation.** Following the termination of the Executive's employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon the reasonable request of the Company and shall be reasonably available to the Company (taking into account any employment of the Executive) with respect to matters arising out of the Executive's services to the Company and its Affiliates. The Executive shall be reimbursed for all expenses incurred by him in performing his obligations under this Section 3(f).

4. **Certain Covenants.**

(a) **Confidential Information and Trade Secrets.**

(1) The Executive recognizes that his position with the Company requires considerable responsibility and trust, and, in reliance upon his loyalty, the Company may entrust him with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information.

(2) "**Trade Secret**" means any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of the Company. "**Confidential Information**" means any data or information, other than Trade Secrets, that is important, competitively sensitive, and not generally known by the public, including, but not limited to, the Company's business plans, business prospects, training manuals, product development plans, bidding and pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of the Company, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The terms "Trade Secrets" and "Confidential Information" shall not apply to information that (i) is already in the Executive's possession, unless such information was used in connection with formulating the Company's business plans, obtained by the Executive from the Company or obtained by the Executive in the course of his employment by the Company), (ii) is required to be disclosed by any applicable law or (iii) becomes known through no act of the Executive in violation of this Section 4(a).

(3) Except as required to perform the Executive's duties under this Employment Agreement or as may be required by law or legal process or an order of a court of competent jurisdiction, the Executive shall not use or disclose any Trade Secrets or Confidential Information of the Company during employment, at any time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information through no act of the Executive in violation of this Section 4(a).

(4) Upon the request of the Company and, in any event, upon the termination of employment under this Employment Agreement, the Executive will surrender to the Company all memoranda, notes, records, plans, manuals or other documents pertaining to the Company's business or the Executive's employment (including all copies thereof). The Executive will also leave with the Company all materials involving Trade Secrets or Confidential Information of the Company. All such information and materials, whether or not made or developed by the Executive, shall be the sole and exclusive property of the Company, and the Executive hereby assigns to the Company all of the Executive's right, title and interest in and to any and all of such information and materials.

(b) **Agreement Not to Compete and Agreement Not to Solicit.** To the extent permitted by applicable law, the Executive covenants and agrees that:

(1) for a period commencing on the date hereof and ending twelve (12) months after the Executive's Termination Date (the "**Restricted Period**"), the Executive, directly or indirectly, personally, or as an employee, officer, director, partner, member, owner, shareholder, investor or principal of, or consultant or independent contractor with, another entity, shall not participate in any business which competes with the Company including, without limitation, health

maintenance organizations, insurance companies or prepaid health plan businesses in which the Company has been actively engaged during any part of the two (2) year period immediately preceding the Executive's employment Termination Date ("**Company Business**"), in any Geographic Area (as defined below) in which the Company and/or any of its Affiliates is then doing business. For purposes of this Employment Agreement, "**Geographic Area**" means any state, commonwealth or territory of the United States or any equivalent jurisdiction in any foreign country.

(2) during the Restricted Period, the Executive, directly or indirectly, personally, or as an employee, officer, director, partner, member, owner, shareholder, investor or principal of, or consultant or independent contractor with, another entity, shall not:

(A) interfere with the relationship of the Company and any of its employees, agents, representatives, consultants or advisors;

(B) divert, or attempt to cause the diversion from the Company, any Company Business, nor interfere with relationships of the Company with its policyholders, agents, brokers, dealers, distributors, marketers, sources of supply or customers; or

(C) solicit, recruit or otherwise induce or influence any employee of the Company to accept employment in any business which competes with the Company Business, in any Geographic Area in which the Company and/or any of its Affiliates is then doing business.

(c) **Extension of Restriction Period.** If Executive is in breach of any provision of Section 4(b) for any period, the Restricted Period shall be extended for an equal period.

(d) **Proprietary Rights.** The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive's employment with the Company and related to the business or activities of the Company and its Affiliates (the "**Developments**"). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act (17 U.S.C. §101 *et seq.*) that are owned ab initio by the Company and/or its applicable Affiliate, the Executive shall assign all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under said U.S. Copyright Act will be owned upon creation by the Company and/or its applicable Affiliate as the Executive's employer. Whenever requested to do so by the Company, the Executive, at the Company's expense, shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its Affiliates therein. These obligations shall continue beyond the end of the Executive's employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive's employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Employment Agreement, the Executive has informed the Company in writing of any interest in any

inventions or intellectual property rights that he holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Executive's signature on any document needed in connection with the actions described in this Section 4(d), the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive's agent and attorney in fact to act for and on the Executive's behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4(d) with the same legal force and effect as if executed by the Executive.

(e) **Confidentiality of Agreement.** Other than with respect to information required to be disclosed by applicable law, the Executive agrees not to disclose the terms of this Employment Agreement to any Person; *provided that* the Executive may disclose this Employment Agreement and/or any of its terms to the Executive's immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Employment Agreement further. When this Employment Agreement is filed with the United States Securities and Exchange Commission or any other government agency by the Company, or otherwise becomes public, this provision shall no longer apply.

(f) **Specific Enforcement.** The Executive specifically acknowledges and agrees that the restrictions set forth in this Section 4 are reasonable and necessary to protect the legitimate interests of the Company and that the Company would not have entered into this Employment Agreement in the absence of such restrictions. The Executive further acknowledges and agrees that any violation of the provisions of this Section 4 will result in irreparable injury to the Company, that the remedy at law for any violation or threatened violation of this Section 4 will be inadequate and that in the event of any such breach, the Company, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course, and to permanent injunctive relief without the necessity of proving actual damages.

5. **Representation.** The Executive represents and warrants that (i) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Employment Agreement and (ii) he is not otherwise unable to enter into and fully perform his obligations under this Employment Agreement.

6. **Non-Disparagement.** From and after the Effective Date and following termination of the Executive's employment with the Company, (i) the Executive shall not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company or any of its Affiliates, employees, officers, directors or shareholders as such and (ii) the Company agrees not to make any statement that is intended to become public, or that should reasonably be expected to become public, that criticizes, ridicules, disparages or is otherwise derogatory of the Executive or any of his Affiliates or family and shall advise its directors and officers not to make any such public statement on the Company's behalf.

7. **Taxes.**

(a) **Withholding.** All amounts paid to the Executive under this Employment Agreement shall be subject to withholding and other income and employment taxes imposed by applicable

law. The Executive shall be solely responsible for the payment of all taxes imposed on him relating to the payment or provision of any amounts or benefits under this Employment Agreement.

(b) **Section 280G.** In the event that any payments or benefits otherwise payable to the Executive, whether or not pursuant to this Agreement, (1) constitute "parachute payments" within the meaning of Section 280G of the Code, and (2) but for this Section 7(b), would be subject to the excise tax imposed by Section 4999 of the Code, such payments and benefits will be either (A) delivered in full, or (B) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 7(b) will be made in writing by a recognized accounting firm selected by the Executive (the "**Accountants**"), whose determination will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7(b), the Accountants (i) may make reasonable assumptions and approximations concerning applicable taxes, (ii) may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, and (iii) shall take into account a "reasonable compensation" (within the meaning of Q&A-9 and Q&A-40 to Q&A 44 of the final regulations under Section 280G of the Code) analysis of the value of services provided or to be provided by the Executive, including any agreement by the Executive (if applicable) to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to the Executive that may then be in effect. The Company and the Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to the Executive (but no non-parachute-payment amounts) shall be reduced in the following order: (i) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value) (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall be reduced in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time; and (iii) all other non-cash benefits not otherwise described in clause (ii) of this Section 7(b) reduced last. In applying these principles, any reduction or elimination of the Payments shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(c) **Section 409A.**

(i) The parties intend that any compensation, benefits and other amounts payable or provided to the Executive under this Employment Agreement are intended to be paid or provided in compliance with Section 409A, such that there will be no adverse tax consequences, interest, or penalties for the Executive under Section 409A as a result of the payments and benefits so

paid or provided to him. The parties agree to modify this Employment Agreement, or the timing (but not the amount) of the payment under this Employment Agreement of severance or other compensation, or both, and any reimbursements to the extent necessary to comply with and to the extent permissible under Section 409A.

(ii) The terms "terminate," "terminated" and "termination" mean a termination of the Executive's employment that constitutes a Separation From Service and the date of the Executive's Separation From Service shall be treated as the Executive's Termination Date for purpose of determining the time of payment of any amount that becomes payable to Executive pursuant to Section 3 hereof upon the termination of his employment and that is treated as a "deferral of compensation" within the meaning of Section 409A.

(iii) In the case of any amounts that are payable to the Executive under this Employment Agreement in the form of installment payments, the Executive's right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Section 409A.

(iv) If the Executive is a "specified employee" within the meaning of Section 409A at the time of his Separation From Service within the meaning of Section 409A, then any payment otherwise required to be made to him under this Employment Agreement on account of his Separation From Service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of Executive's Separation From Service, or (ii) if earlier, the date of Executive's death (the "**Delayed Payment Date**"). On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, to the Executive's estate, in a single cash lump sum, an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence.

(v) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Employment Agreement constitutes a "deferral of compensation" within the meaning of Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided under this Employment Agreement during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided under this Employment Agreement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses); (ii) all such expenses eligible for reimbursement under this Employment Agreement shall be paid to the Executive as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred; and (iii) the Executive's right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

8. **Miscellaneous.**

(a) **Certain Definitions.** As used in this Employment Agreement, the following terms have the following meanings:

(i) "**Affiliate**" means, with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.

(ii) "**Cause**" means: (i) the Executive's conviction of or entry of a plea of guilty or nolo contendere to any felony involving moral turpitude, fraud, theft, breach of trust or other similar acts, that has a substantial and adverse effect on the Executive's qualifications or ability to perform his duties, (ii) his engaging in conduct constituting willful misconduct, gross negligence or fraud that results in significant economic harm to the Company or (iii) after February 28, 2021, his continued failure substantially to perform his duties, if such failure is not remedied within forty-five (45) days after he receives from the Board written notice thereof, specifying in reasonable detail the particulars of such continued failure. For purposes of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith.

(iii) "**Disability**" shall mean the Executive's being entitled to and his having begun to receive long-term disability benefits under any long-term disability plan of the Company in which he participates, or, if there is no such plan, his inability, due to physical or mental ill health, to perform the essential functions of his position, with or without a reasonable accommodation, for 180 days out of any period of 270 consecutive days.

(iv) "**Good Reason**" means the occurrence of any of the following actions or failures without the Executive's written consent: (i) the Board's materially and adversely changing his duties, authority or responsibilities, otherwise than as permitted by this Employment Agreement, (ii) the Board's requiring him to report to any person or body other than the Board, (iii) the Board's or the Company's reducing his Base Salary or incentive opportunities, (iv) the Company's relocating its principal place of business so as to result in an increase in the Executive's one-way commute of more than thirty (30) miles (the actions described in clauses (i), (ii), (iii) and (iv) of this sentence being "**Curable Actions**"), (v) prior to August 1, 2021, the Company's failure to pay to the Executive his Base Salary to the extent that the Company is able to do while meeting its current trade obligations or (vi) on and after August 1, 2021, the Company's failure to pay to the Executive his Base Salary earned on and after that date as and when due (the failures described in clauses (v) and (vi) of this sentence being "**Noncurable Failures**"). In the event that the Executive believes that a Curable Action has been taken, he shall give the Company written notice thereof no later than ninety (90) days after the Curable Action was taken, specifying the basis for his determination that it was been taken, and if, within a period of thirty (30) days, the Company shall not have nullified, reversed or rescinded such action, the employment of the Executive shall, upon his further notice to the Company, be terminated for Good Reason on the day following the day on which such notice is given; *provided that* in the event that the Employment Period ends after the Executive gives notice of a Curable Action and prior to the Company's nullification, reversal or rescission thereof, termination of the employment of the Executive for Good Reason shall be effective on the last day of the Employment Period. In the event that a Noncurable Failure has occurred, the Executive shall give the Company written notice thereof no later than ninety (90) days after such occurrence, specifying the nature of the Noncurable Failure, and, upon such notice, employment of the Executive shall be terminated for Good Reason on the day following the day on which such notice is given. For greater certainty, a Noncurable Failure, once having occurred, may not be cured.

(v) "**Person**" means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(b) **Amendments and Waivers.** This Employment Agreement may be amended, modified, or supplemented, in whole or in part, only in a writing signed by the Parties. The waiver by a Party of a breach by the other Party of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach by such other Party or as a waiver of any other or subsequent breach by such other Party, except as otherwise explicitly provided for in the writing evidencing such waiver. Except as otherwise expressly provided in this Employment Agreement, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Employment Agreement, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(c) **Assignment; No Third-Party Beneficiaries.** This Employment Agreement, and the Executive's rights and obligations under this Employment Agreement, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Employment Agreement shall confer upon any Person not a party to this Employment Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Employment Agreement, except that the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. The Company may assign this Employment Agreement to a successor to substantially all of its business and assets (a "**Full Successor**"), *provided that* the Full Successor accepts such assignment in writing, but may in no event assign this Employment Agreement to a subsidiary of the Company; and *provided further that* the fact that such assignment is permitted shall not be considered in determining whether a change of control has occurred.

(d) **Notice.** Unless otherwise provided in this Employment Agreement, all notices, requests, demands, claims and other communications to be given or delivered under or by reason of the provisions of this Employment Agreement shall be in writing and shall be deemed to have been duly given or delivered (a) upon personal delivery against a receipt therefor, (b) upon receipt by certified or registered mail, postage prepaid, as indicated by the return receipt therefor, and (c) upon receipt of delivery by a nationally recognized overnight courier, as indicated by such courier's proof of delivery.

If to the Company:

Medtainer, Inc.
1620 Commerce Street
Corona, CA 92880

To the attention of an officer other than the Executive

If to the Executive:

To the Executive at the Company (during the Employment Period), and at all times to his principal residence as reflected in the records of the Company.

(e) **Governing Law.** This Employment Agreement shall be construed and enforced in accordance with, and the rights and obligations of the Parties shall be governed by, the laws of the State of California, without giving effect to the conflicts of law principles thereof.

(f) **Arbitration.** Other than with respect to provisions under Section 4 of this Employment Agreement, in the event of any dispute, controversy or claim between the Parties that arises out of or relates to this Employment Agreement, the Executive's employment with the Company, or any termination of such employment, either Party may, by written notice to the other, require that such dispute, controversy or claim be submitted to arbitration in accordance with the Commercial Arbitration Rules (the "**Rules**") of the American Arbitration Association (the "**AAA**"). A single arbitrator shall be selected by agreement of the Parties or, if they do not agree on an arbitrator within thirty (30) days after one Party has notified the other of his or its desire to have the matter settled by arbitration, then the arbitrator shall be selected pursuant to the Rules by the AAA. The award in such arbitration shall be final and binding on the Parties without any right of appeal or further dispute and such award may be entered in any court having jurisdiction in the premises. Unless otherwise agreed by the Parties, any such arbitration shall take place in Riverside, California. Each party shall bear its own costs and one-half of the expenses of the arbitrator and one-half of the administrative fees of arbitration; *provided, that,* if the Executive prevails on at least one material issue, the Company shall reimburse the Executive for reasonable attorney's fees his other costs and expenses incurred in connection with such dispute.

(g) **Severability.** Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Employment Agreement shall be held to be prohibited by or invalid under applicable law and if the rights or obligations of either Party under this Employment Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Employment Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Employment Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Employment Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Employment Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, such provision shall be interpreted and enforced to the full extent that such court or arbitrator deems reasonable or valid.

(h) **Entire Agreement.** This Employment Agreement constitutes the entire agreement between the Parties, and supersedes all prior representations, term sheets, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties with respect to the subject matter hereof.

(i) **Counterparts.** This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

(j) **Binding Effect.** This Employment Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and any of their respective successors, personal representatives and permitted assigns, including, without limitation, the Executive's heirs and the personal representatives of the Executive's estate and a Full Successor.

(k) **General Interpretive Principles.** Whenever used in this Employment Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses contained in this Employment Agreement are for the convenience of reference and shall in no way affect the meaning or interpretation of any of the provisions hereof. Unless otherwise specified, the terms "hereof," "herein" and similar terms refer to this Employment Agreement as a whole (including the exhibits hereto), and references in this Employment Agreement to Sections refer to Sections of this Employment Agreement. Words of inclusion shall not be construed as terms of limitation, such that references to "include," "includes" and "including" shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

(l) **Non-Exclusivity of Rights; Full Settlement.** Except as otherwise provided in this Agreement, nothing in this Employment Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or its Affiliates and for which the Executive may qualify, nor shall anything in this Employment Agreement limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or its Affiliates. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or its Affiliates at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Employment Agreement. The Executive shall not be obligated to seek other employment or otherwise to mitigate the amounts payable to the Executive under this Employment Agreement.

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first written above.

MEDTAINER, INC.

By: /s/ Jeffory A. Carlson
Jeffory A. Carlson
Authorized Signatory

/s/ Douglas P. Heldoorn
Douglas P. Heldoorn

Exhibit A

Release

1. In consideration of the payments and benefits to be made and provided to Douglas P. Heldoorn (the "**Executive**") under Section 3(b) of the Employment Agreement, dated as of July 31, 2020, by and between Medtainer, Inc. (the "**Company**") and the Executive (each of the Executive and the Company being a "**Party**" and together being the "**Parties**" and said Agreement being the "**Employment Agreement**"), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and Affiliates (as defined in the Employment Agreement), its and their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof) and their respective successors, predecessors and assigns (collectively, the "**Released Parties**"), of and from of and from any and all claims, liabilities, demands, charges, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, that the Executive has or could assert against the Released Parties at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any ground whatsoever, whether known or unknown, suspected or unsuspected or disclosed or undisclosed, arising out of or in any way related to agreements, events, acts, conduct or any other thing or matter existing at any time prior to and including the date on which he signs this Release, including, but not limited to, any and all claims and demands that arise out of, or relate to, the Employment Agreement, the Executive's employment with the Company or any of its subsidiaries and Affiliates, or any termination of such employment; claims or demands related to severance pay; any and all causes of action, including actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, wrongful termination in violation of public policy; any and all other claims for wrongful termination and constructive discharge; any and all tort claims, including intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision or retention, assault and battery, false imprisonment, defamation, intentional or negligent misrepresentation, fraud; and any and all claims arising under any federal, state or local law or statute, the California Fair Employment and Housing Act, the Business and Professions Code 17200; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement and Income Security Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act; the California WARN Act; the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act; the California Family Rights Act, the California Labor Code, the California Civil Code, the California Constitution, any applicable California Industrial Welfare Commission order, the California Business and Professions Code, the Sarbanes-Oxley Act, the False Claims Act and the Fair Credit Reporting Act; and any and all other laws and regulations relating to employment, employment termination, employment discrimination, harassment or retaliation; and any and all claims for attorneys' fees and costs, in each case insofar as is permissible by law and by the rules and regulations of the respective governmental enforcement agencies charged with enforcing the above-listed laws.

Notwithstanding the foregoing, this Release shall not apply to and expressly excludes (a) vested benefits under any plan maintained by the Company that provides for deferred compensation,

equity compensation or pension or retirement benefits, (b) money to be paid or benefits to be provided under Section 3(b) of the Employment Agreement or benefits that the Company is obligated to continue to provide under applicable law, including, but not limited to, rights and benefits to continue health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state law, (c) any claim that cannot by law be waived or released by private agreement; (d) claims arising after the date of the Release, (d) rights to indemnification and/or mandatory advancement of expenses that the Executive may have under applicable law, the articles of incorporation or by-laws of the Company, or indemnification agreements with the Company and its Affiliates, (e) any right of indemnification under California Labor Code Section 2802, or under statute or under any agreement to which he is a party, (f) rights to workers' compensation benefits or unemployment insurance benefits, (g) claims arising solely from events that occur after the Effective Date and (f) claim by the Executive against the Company for money loaned of advanced, all of which are expressly preserved and remain in full force and effect. The Executive may enforce any provisions of this Release or file a charge or complaint with or participate in any investigation or proceeding before the Equal Employment Opportunity Commission or another administrative agency, but, while the Executive may file such charge or complaint and participate in any related proceeding, by signing this Release, he waives his rights to receive money or other individual relief in connection with an administrative charge or investigation, regardless of whether that charge or investigation was initiated by the Executive, on his behalf, on behalf of a group or class to which he purportedly belongs, or otherwise, *provided, however, that* he may accept bounty money properly awarded by the United States Securities and Exchange Commission

The Executive acknowledges that the above release is final, complete and not subject to any claim of mistake and that, to the full extent permitted by law, it covers all claims that he may have against the Company.

2. **California Civil Code Section 1542 Waiver.** It is the intention of the Parties that the release set forth in Section 1 be a general release which shall be a full bar to each and every claim, demand, or cause of action described therein. The Executive recognizes that he may have claims, demands, or causes of action against the Company, the existence of which he does not now know or suspect, that he is giving up by execution of this Release. It is his intention that upon his executing this Release, he will be deprived of each such claim, demand or cause of action and prevent him from asserting it against the Company or the Released Parties. In furtherance of this intention, he waives any rights or benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California (and/or other similar law or provision of another jurisdiction). The Executive acknowledges that he has read and understands said Section 1542, which reads as follows:

> **A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.**

The Executive hereby knowingly, intentionally, and expressly waives and relinquishes all rights and benefits under said Section 1542 (and/or other similar law or provision of

another jurisdiction) with respect to the release of any unknown or unsuspected claims that he may have against any of the Released Parties.

3. The Executive acknowledges and agrees that the release of claims set forth in this Release is not to be construed in any way as an admission of any liability whatsoever by the Company or any Company Released Party, any such liability being expressly denied.

4. The release of claims set forth in this Release applies to any relief however called or described, including, without limitation, (i) wages, (ii) back pay or front pay, (iii) compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, (iv) costs, (v) attorneys' fees and expenses, and (vi) any right to receive any compensation or benefit from any complaint, claim, or charge with any local, state or federal court, agency or board, or in any proceeding of any kind which may be brought against the Company as a result of such a complaint, claim or charge.

5. The Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; *provided, however, that* nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

6. The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

7. The Executive represents and warrants that he has not assigned any claims, demands, charges or causes of action that he has or had against any of the Released Parties.

8. Each of the Parties acknowledges that the release of claims set forth in this Release relates only to claims that exist as of the date of this Release.

9. The Executive acknowledges that the Severance, Pro-Rata Incentive, Benefit Continuation or Alternate Benefit Continuation, Vesting Benefit and Disability Continuation or Alternate Disability Continuation that he is receiving in connection with the release of claims set forth in this Release and his obligations under this Release are in addition to anything of value to which he entitled from the Company.

10. The failure of the Company to enforce at any time any of the provisions of this Release or to require at any time performance by the Executive of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of the Company thereafter to enforce each and every such provision in accordance with the terms of this Release.

11. The provisions of Sections 8(b), 8(d), 8(e), 8(f), 8(g), 8(h), 8(j) and 8(k) of the Employment Agreement are incorporated in this Release, *mutatis mutandis,* and terms that are defined in the Employment Agreement and used in this Release shall have the meanings ascribed to them in the Employment Agreement.

12. **Certain Acknowledgments. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY THIS WRITING, AS REQUIRED BY THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE OLDER WORKERS' BENEFIT**

PROTECTION ACT, THAT: (a) HIS WAIVER AND RELEASE DO NOT APPLY TO ANY RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE EXECUTION DATE OF THIS RELEASE; (b) HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (c) HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE (ALTHOUGH HE MAY VOLUNTARILY CHOOSE TO EXECUTE THIS RELEASE EARLIER), WHICH PERIOD IS SUFFICIENT; (d) HE HAS A PERIOD OF SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS RELEASE BY THE PARTIES TO REVOKE THIS RELEASE; (e) IF SUCH REVOCATION OCCURS, THE EXECUTIVE SHALL IRREVOCABLY FORFEIT ANY RIGHT TO PAYMENT OF THE SEVERANCE AND PRO-RATA INCENTIVE AND PROVISION OF BENEFIT CONTINUATION (EACH, AS DEFINED IN THE EMPLOYMENT AGREEMENT), BUT THE REMAINDER OF THE EMPLOYMENT AGREEMENT SHALL CONTINUE IN FULL FORCE AND EFFECT AND (F) THIS RELEASE WILL NOT BE EFFECTIVE UNTIL THE DATE UPON WHICH THE REVOCATION PERIOD HAS EXPIRED, WHICH WILL BE THE EIGHTH DAY AFTER THIS RELEASE IS EXECUTED BY HIM, PROVIDED THAT THE COMPANY HAS ALSO EXECUTED THIS RELEASE BY THAT DATE.

IN WITNESS WHEREOF, this Release has been signed on this ____ day of _________ , 20__.

____
Douglas P. Heldoorn